UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 1, 2011

Lattice Semiconductor Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 N. E. Moore Court
Hillsboro, Oregon 97124-6421
(Address of principal executive offices, including zip code)

(503) 268-8000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On February 1, 2011, upon the recommendation of the Compensation Committee, the Board of Directors of Lattice Semiconductor Corporation (the “Company”), approved the FY2011 Cash Incentive Plan (the “2011 Plan”). The chief executive officer, other executive officers, and other members of senior management, including vice presidents and director-level employees, together with all other employees of the Company not on the Company's sales incentive plan, are eligible to participate in the 2011 Plan. Under the 2011 Plan, individual cash incentive payments for the chief executive officer and other executive officers will be based both on Company performance, as measured by achievement of operating income (before incentive plan accruals) and revenue goals within specified ranges established by the Compensation Committee, and individual performance, as measured by the achievement of personal management objectives, with each of these components representing 1/3 of the potential cash incentive award. The Compensation Committee will determine the individual performance of the chief executive officer and chief financial officer as measured against personal management objectives established by the committee during the first fiscal quarter of 2011, and the chief executive officer will determine the individual performance of the other participants as measured against personal management objectives established by the chief executive officer and reviewed by the committee during the first fiscal quarter of 2011.
Under the 2011 Plan, the aggregate target cash incentive awards for all executive management participants, including the chief executive officer, other executive officers, and other members of senior management, including vice presidents and director-level employees, total approximately $2.5 million, and the aggregate maximum cash award for all other employee participants totals approximately $5.8 million. The cash incentive award for each of the Company's named executive officers is established as a percentage of their respective annual salaries as follows:

Name	Target Cash Incentive Award	Maximum Cash Incentive Award	FY2011 Annual Salary
Darin Billerbeck, President and Chief Executive Officer	60%	90%	$450,000
Michael G. Potter, Corporate Vice President and Chief Financial Officer	50%	100%	$295,000
Chris Fanning, Corporate Vice President and General Manager, Low Density Solutions & Mixed Signal Solutions	50%	100%	$292,000
Sean Riley, Corporate Vice President and General Manager, High Density Solutions	50%	100%	$275,000
Byron Milstead, Corporate Vice President, General Counsel, and Secretary	50%	100%	$275,000
The cash incentive awards, if any are earned, are expected to be paid in February 2012.

Item 8.01. Other Events.
On February 1, 2011, the Compensation Committee of the Company's Board of Directors took the following actions:

•
Approved an annual burn rate commitment pursuant to which the number of shares subject to equity compensation awards to be granted during 2011, 2012 and 2013 will not exceed, as an average over the three-year period, 4% of the Company's outstanding shares per year (measured as the weighted-average common shares outstanding, excluding treasury shares, for each year). For purposes of this calculation, one full value share may equal up to 1.5 option shares, as calculated consistent with Institutional Shareholder Services (ISS) policy regarding the volatility of the Company's common stock, which may change from year to year.

•
Determined that going forward each of the Company's officers will be required to hold for a minimum of 24 months after the applicable payment date all shares acquired pursuant to restricted stock unit awards under any of the Company's equity compensation plans.

•	Determined that going forward all tax gross-ups for the Company's executive officers will be eliminated (except for tax gross-ups for relocation expenses and other broad-based benefits).
On February 1, 2011, upon recommendation of the Compensation Committee, the Board of Directors took the following actions:

•
Approved amendments to the Company's 1996 Stock Incentive Plan, 2001 Stock Plan and 2001 Outside Director's Stock Option Plan to prohibit repricing of stock options without shareholder approval going forward.

•
Approved an amendment to the Company's 1996 Stock Incentive Plan to require a minimum four year vesting period for stock options, restricted stock units and similar awards granted to the Company's officers, including the Company's executive officers, subject to exceptions in the event of termination of employment under certain circumstances or a merger or similar corporate transaction.

•
Approved amendments to the Company's Corporate Governance Policies to require that the CEO must acquire and retain shares of the Company's common stock having a value equal to at least three times the CEO's annual base salary. The shares must be acquired within five years from the date of initial election or appointment to such position (or from February 1, 2011 for individuals serving in these positions on that date). The Board may permit exceptions if this requirement would impose a financial hardship and may extend the period of time for attainment of these ownership levels in appropriate circumstances.

•
Approved amendments to the Company's Corporate Governance Policies to provide that the Company will seek to recover, at the direction of the Compensation Committee after it has considered the costs and benefits of doing so, and to the extent permitted by applicable law, incentive compensation awarded or paid to an executive officer of the Company for a fiscal period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

Date: February 7, 2011	By:	/s/ Byron W. Milstead
Byron W. Milstead Corporate Vice President, General Counsel and Secretary

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